SUB-ADVISORY AGREEMENT

             FRANKLIN TEMPLETON INTERNATIONAL TRUST on behalf of
                   TEMPLETON FOREIGN SMALLER COMPANIES FUND


            This SUB-ADVISORY AGREEMENT made as of October 9,
2001 ("Agreement"), by and between TEMPLETON INVESTMENT COUNSEL, LLC, a Delaware limited liability company ("TICL") and FRANKLIN TEMPLETON INVESTMENTS (ASIA) LIMITED ("FTIL"), a corporation existing under the laws of Hong Kong.

                               W I T N E S S E T H

            WHEREAS, TICL and FTIL are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and are engaged in the business of supplying investment management services, each as an independent contractor;

            WHEREAS, TICL, pursuant to a sub-advisory agreement with Franklin Advisers, Inc. ("Advisers"), has been retained to render investment advisory services to the Templeton Foreign Smaller Companies Fund (the "Fund"), a series of the Franklin Templeton International Trust (the "Trust"), an investment management company registered with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Investment Company Act of 1940, as amended (the "1940 Act"); and

            WHEREAS, Simon Rudolph, a member of the Fund's portfolio management team, will be residing temporarily in Hong Kong during which time he will be employed by FTIL, and TICL wishes to enter into this Agreement with FTIL to enable Mr. Rudolph to continue to perform his responsibilities as a member of the Fund's portfolio management team during his employment with FTIL.

            NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

            1. TICL hereby retains FTIL, and FTIL hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

                  (a) Subject to the overall policies, control, direction and review of the Trust's Board of Trustees (the "Board") and to the instructions and supervision of Advisers and TICL, FTIL agrees to provide certain investment advisory services with respect to securities and investments and cash equivalents in the Fund. TICL acknowledges that the only services that FTIL will provide under this Agreement are the portfolio management services of Simon Rudolph while he remains employed by FTIL.

                  (b) Both FTIL and TICL may place all purchase and sale orders on behalf of the Fund. The placement of these orders will take place exclusively in the State of Florida or in Hong Kong.

                  (c) Unless otherwise instructed by TICL, Advisers or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by TICL or by the Board, FTIL shall report daily all transactions effected by FTIL on behalf of the Fund to TICL and to other entities as reasonably directed by TICL or the Board.

                  (d) For the term of this Agreement, TICL shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board. Simon Rudolph shall also be available to attend such meetings of the Board as the Board may reasonably request.

                  (e) In performing its services under this Agreement, FTIL shall adhere to the Fund's investment objective, policies and restrictions as contained in the Fund's Prospectus and Statement of Additional Information, and in the Trust's Agreement and Declaration of Trust and to the investment guidelines most recently established by Advisers and TICL and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

                  (f) In carrying out its duties hereunder, FTIL shall comply with all reasonable instructions of the Fund, Advisers or TICL in connection therewith. Such instructions may be given by letter, telex, telefax or telephone confirmed by telex, by the Board or by any other person authorized by a resolution of the Board, provided a certified copy of such resolution has been supplied to FTIL.

            2. In performing the services described above, FTIL shall use its best efforts to obtain for the Fund the most favorable price and execution available. Subject to prior authorization of appropriate policies and procedures by the Board, FTIL may, to the extent authorized by law and in accordance with the terms of the Fund's Prospectus and Statement of Additional Information, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker. To the extent authorized by applicable law, FTIL shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

            3. (a) TICL shall pay to FTIL a monthly fee in U.S. dollars based on a percentage of the Fund's average daily net assets. The advisory fee under this Agreement shall be payable on the first business day of each month as compensation for the services to be rendered and obligations assumed by FTIL during the preceding month and shall be reduced by the amount of any advance payments made by TICL relating to the previous month. This fee shall be calculated daily at the following annual rates:

            0.1667% of the value of the Fund's net assets up to and including $100 million;

            0.1333% of the value of the Fund's net assets over $100 million up to and including $250 million;

            0.10% of the value of the Fund's net assets over $250 million up to and including $500 million;

            0.0833% of the value of the Fund's net assets over $500 million.

                  (b) If the sub-advisory fee due under the sub-advisory agreement between TICL and the Advisers ("Sub-Advisory Agreement") is voluntarily reduced or waived by TICL, the fee due to FTIL pursuant to this Agreement shall be adjusted so that it is in the same proportion to such fee reduced or waived by TICL as the fee provided in Paragraph 3(a), above, of this Agreement is to the fee due to TICL provided for in the Sub-Advisory Agreement.

                  (c) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

            5. FTIL agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

            6. During the term of this Agreement, FTIL will pay all expenses incurred by it in connection with the services to be provided by it under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund, Advisers and TICL will be responsible for all of their respective expenses and liabilities.

            7. FTIL shall, unless otherwise expressly provided and authorized, have no authority to act for or represent TICL or the Fund in any way, or in any way be deemed an agent for TICL or the Fund.

            8. FTIL will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FTIL may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

            9. This Agreement shall be effective on the date of Simon
Rudolph's employment by FTIL and shall continue in effect until Simon Rudolph ceases to be employed by FTIL, for whatever reason or until May 31, 2002. If not sooner terminated, this Agreement shall continue in effect for successive periods of 12 months each thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Trust's Board of Trustees who are not parties to this Agreement or "interested persons"
(as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and either the vote of (a) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (b) a majority of the Trust's Board of Trustees as a whole.

            10. (a) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board upon not less than sixty (60) days' written notice to TICL and FTIL, and by TICL or FTIL upon not less than sixty (60) days' written notice to the other party.

                  (b) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, and in the event of any act or event that terminates either the Sub-Advisory Agreement between TICL and the Fund or the management agreement between Advisers and the Trust.

            11. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of FTIL, neither FTIL nor any of its directors, officers, employees or affiliates shall be subject to liability to TICL or the Fund or to any shareholder of the Fund for any error of judgement or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

                  (b) Notwithstanding paragraph 11(a), to the extent that TICL is found by a court of competent jurisdiction, or the SEC or any other regulatory agency to be liable to the Fund or any shareholder (a
"liability"), for any acts undertaken by FTIL pursuant to authority delegated as described in Paragraph 1(a), FTIL shall indemnify TICL and each of its affiliates, officers, directors and employees (each a "Franklin Indemnified Party") harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

                  (c) No provision of this Agreement shall be construed to protect any director or officer of TICL or FTIL from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

            12. In compliance with the requirements of Rule 31a-3 under the 1940 Act, FTIL hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund's direction, any of such records upon the Fund's request. FTIL further agrees to preserve for periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

            13. Upon termination of FTIL's engagement under this Agreement or at the Fund's direction, FTIL shall forthwith deliver to the Fund, or to any third party at the Fund's direction, all records, documents and books of accounts which are in the possession or control of FTIL and relate directly and exclusively to the performance by FTIL of its obligations under this Agreement; provided, however, that FTIL shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case FTIL shall provide the Fund or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.

            Termination of this Agreement or of FTIL's engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

            14. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

            15. TICL will furnish to FTIL properly
certified or authenticated copies of the resolutions of the Board authorizing the appointment of FTIL and approving this Agreement as soon as such copies are available.

            16. Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery or by facsimile transmission and shall be effective upon receipt. Notices and communications shall be given:

            (i)   to FTIL:

                  Room 2701, Shui On Centre
                  6-8 Harbour Road
                  WanChai, Hong Kong

                  Facsimile:  011-852-2829-0694

            (ii)  to TICL:

                  Broward Financial Centre, Suite 2100
                  Fort Lauderdale, Florida  33394
                  Facsimile:  1-954-527-7329

            17. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Florida.

            18. FTIL acknowledges that it has received notice of and accepts the limitations of the Trust's liability as set forth in its Agreement and Declaration of Trust. FTIL agrees that the Trust's obligations hereunder shall be limited to the assets of the Fund, and that FTIL shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.



                                         FRANKLIN TEMPLETON INVESTMENTS (ASIA)
                                         LIMITED

                                         By:
                                         Name:  /s/Jed A. Plafker
                                         Title:    Director


                                         TEMPLETON INVESTMENT COUNSEL, LLC

                                         By:
                                         Name:  /s/Martin L. Flanagan
                                         Title:    Executive Vice President